Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MENLO THERAPEUTICS INC.

Pursuant to Section 242 of
the General Corporation Law of the
State of Delaware

MENLO THERAPEUTICS INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, Article I of the Corporation’s Amended and Restated Certificate of Incorporation relating to the Corporation’s name is hereby amended to read in its entirety as set forth below:

The name of the corporation is VYNE Therapeutics Inc. (the “Corporation”).

SECOND: This Certificate of Amendment shall become effective as of September 4, 2020 at 5:00 p.m.

THIRD: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 4th day of September, 2020.

MENLO THERAPEUTICS INC.

By:	/s/ David Domzalski
Name:	David Domzalski
Title:	President and Chief Executive Officer